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Exhibit 99.2

CROSS REFERENCE SHEET

Information Relating to Provincial Debt	Location in 2008/09 Public Accounts
CONTINGENT LIABILITIES
Litigation	p. 69 (25)(b)
Other Contingent Liabilities	p. 69 (25)(b)
Environmental Clean-up	p. 69 (25)(b)
Aboriginal Land Claims	p. 69 (25)(b)
Crown Corporations	p. 69 (25)(b)
COMMITMENTS	p. 71 (25)(c)

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  Exhibit 99.2
CROSS REFERENCE SHEET